Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL REPORTS 2023 SECOND-QUARTER
AND FIRST-HALF RESULTS;
DELIVERED 2023 SECOND-QUARTER REPORTED DILUTED EPS OF $1.01
AND ADJUSTED DILUTED EPS OF $1.60, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 16.9%;
TARGETS 2023 FULL-YEAR REPORTED DILUTED EPS OF $5.36 TO $5.45 AND ADJUSTED DILUTED EPS OF $6.13 TO $6.22, REPRESENTING CURRENCY-NEUTRAL GROWTH OF 8.0% TO 9.5%

STAMFORD, CT, July 20, 2023 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2023 second-quarter and first-half results. Growth rates presented in this press release on an organic basis reflect adjusted results, excluding currency, acquisitions and disposals. Further explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to Non-GAAP Measures” section of this release, in Exhibit 99.2 to the company's Form 8-K dated July 20, 2023, and at www.pmi.com/2023Q2earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
2023 SECOND-QUARTER HIGHLIGHTS

	Second-Quarter
		Change vs. Q2 2022
	Amount	Reported	Adjusted
Total Cig. & HTU Shipment Volume (units bn)	188.4	3.3%
HTU Shipment Volume (units bn)	31.4	26.6%
Oral Product Shipment Volume (mn cans) (1)	197.4	+100%	13.8%	(2)
Net Revenues ($ bn)	$9.0	14.5%	10.5%	(3)
Smoke-Free Product Net Revenues ($ bn)	$3.2	34.1%	17.7%	(3)
- % of Total Net Revenues	35.4%	5.2pp
Operating Income ($ bn)	$2.6	(16.0)%	6.9%	(3)
Diluted Earnings per Share	$1.01	(29.4)%
Adjusted Diluted Earnings per Share	$1.60		16.9%	(4)
(1) Excludes snuff, snuff leaf and U.S. chew (2) On a pro forma basis (including Swedish Match in all periods) (3) On an organic basis (4) Excluding currency
•Reported net revenues up by 19.0%, excluding currency
•Pro forma (including Swedish Match in all periods) adjusted net revenue growth of 11.1%, excluding currency

•Combustible tobacco net revenue growth of 6.0%; growth of 7.4% on an organic basis, driven by pricing of over 9%
•Market share for HTUs in IQOS markets up by 1.6 points to 9.2%
•Adjusted in-market sales volume for HTUs, which excludes the net favorable impact of estimated distributor and wholesaler inventory movements, up by an estimated 16%
•Total IQOS users at quarter-end estimated at approximately 27.2 million (up by 1.4 million versus March 2023), of which approximately 19.4 million had switched to IQOS and stopped smoking
•ZYN nicotine pouch (NP) shipment volume in the U.S. of 89.9 million cans, representing growth of 53.1% versus second-quarter 2022 Swedish Match shipments of 58.7 million cans
•Declared regular quarterly dividend of $1.27 per share, or an annualized rate of $5.08 per share
"Our strong business momentum continued with an excellent second quarter," said Jacek Olczak, Chief Executive Officer. "Total cigarette and HTU shipment volume grew by 3.3%, underpinning double-digit growth in net revenues and currency-neutral adjusted diluted EPS."
"The outstanding performance of Swedish Match – fueled by the growth of ZYN in the U.S. – is accelerating our smoke-free transformation and is complementing IQOS in growing our smoke-free leadership, whilst we also deliver resilient combustibles performance with enhanced pricing."
"Our strong fundamentals give us further confidence as we enter the second half of the year, particularly as certain inflationary and operational pressures ease. We are therefore raising our full-year 2023 forecast for organic net revenue growth to a range of 7.5% to 8.5% and currency-neutral adjusted diluted EPS growth to a range of 8.0% to 9.5%."
"As we look to the longer term, we are complementing our smoke-free transformation with the further development of our wellness and healthcare business. While we have experienced some initial headwinds, we remain committed to wellness and healthcare, with a focused strategy on several attractive growth opportunities."
2023 SECOND-QUARTER SUMMARY
Net revenues increased by 10.5% on an organic basis, driven by total cigarette and HTU shipment volume growth of 3.3% (reflecting growth of 26.6% for HTUs and a decline of 0.4% for cigarettes), the favorable product mix impact associated with the increasing proportion of smoke-free products within PMI's product portfolio, and combustible tobacco pricing in excess of 9%.
HTU shipment volume in the quarter benefited from the favorable net estimated impact of both distributor and wholesaler inventory movements. Excluding these movements, adjusted in-market sales volume for HTUs increased by an estimated 16%, reflecting continued strong IQOS momentum.
While excluded from organic financial performance in the quarter, Swedish Match delivered currency-neutral top-line growth of 19.1% compared to its second-quarter 2022 results, led by shipment volume growth for ZYN in the U.S. of over 50%. On a pro forma basis (including Swedish Match in all periods), PMI's net revenues increased by 11.1%, excluding currency.
Adjusted operating income increased by 6.9% on an organic basis, despite global inflationary pressures related to direct materials, tobacco leaf, energy and wages. Adjusted operating income margin of 39.4% increased by 2.1 points sequentially versus the first quarter.

Adjusted diluted EPS of $1.60 increased by 16.9%, excluding currency. This exceeded the company's forecast provided on June 6th, mainly driven by exceptional June volumes for ZYN in the U.S., stronger-than-anticipated combustibles performance, the favorable timing of certain costs (which are now expected to come in the third quarter), and a lower tax rate.

	Second-Quarter
	2023	2022	Currency	Var. excl. Currency
Reported Diluted EPS	$ 1.01	$ 1.43	$ (0.13)	(20.3)%
Tax benefit associated with Swedish Match AB financing	(0.01)	—
Impairment of goodwill and other intangibles	0.44	—
Amortization of intangibles	0.04	0.02
Charges related to the war in Ukraine	—	0.04
Costs associated with Swedish Match AB offer	—	0.02
South Korea indirect tax charge	0.11	—
Fair value adjustment for equity security investments	0.01	—
Tax items	—	(0.03)
Adjusted Diluted EPS	$ 1.60	$ 1.48	$ (0.13)	16.9%
2023 FULL-YEAR FORECAST

	Full-Year
	2023 Forecast			2022	Growth

Reported Diluted EPS	$5.36	-	$5.45	$ 5.81

Adjustments:
Asset impairment and exit costs	0.06			—
Termination of distribution arrangement in the Middle East	0.04			—
Tax benefit associated with Swedish Match AB financing	(0.06)			(0.13)
Impairment of goodwill and other intangibles	0.44			0.06
Amortization of intangibles	0.16			0.09
Costs associated with Swedish Match AB offer	—			0.06
Charges related to the war in Ukraine	—			0.08
Swedish Match AB acquisition accounting related item	0.01			0.06
South Korea indirect tax charge	0.11			—
Fair value adj. for equity security investments	0.01			(0.02)
Tax items	—			(0.03)
Total Adjustments	0.77			0.17

Adjusted Diluted EPS	$6.13	-	$6.22	$ 5.98
Less: Currency	(0.33)
Adjusted Diluted EPS, excluding currency	$6.46	-	$6.55	$ 5.98	8.0%	-	9.5%
Reported diluted EPS is forecast to be in a range of $5.36 to $5.45, at prevailing exchange rates, versus reported diluted EPS of $5.81 in 2022. Excluding a total 2023 adjustment of $0.77 per share and an adverse currency impact, at prevailing exchange rates, of $0.33 per share, this forecast represents a projected increase of 8.0% to 9.5% versus adjusted diluted EPS of $5.98 in 2022, as outlined in the above table.

The company's forecast for adjusted diluted EPS growth, excluding currency, represents an increase compared to its June 6, 2023, forecast of 7% to 9%.
2023 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline for cigarettes and HTUs, excluding China and the U.S., of 0.5% to 1.5%;
•Total cigarette and HTU shipment volume growth for PMI of up to +1%;
•HTU shipment volume of 125 to 130 billion units, broadly in line with anticipated adjusted in-market sales volume and reflecting an acceleration in growth versus 2022;
•A cigarette shipment volume decline of approximately 1.5% to 2.5%;
•Net revenue growth of approximately 7.5% to 8.5% on an organic basis;
•Strong full-year performance for Swedish Match’s existing operations, underpinned by strong shipment volume growth for ZYN in the U.S.;
•An adjusted operating income margin decline of 50 to 150 basis points on an organic basis, with the decline likely toward the upper (150 basis point) end of the range, notably due to technical factors;
•Incremental investments to drive future growth, including the commercialization of ILUMA and around $150 million with a broadly even split between the U.S. and the Wellness and Healthcare segment;
•Wellness and Healthcare segment net revenues of around $300 million (including smoking cessation products), with an adjusted operating loss of around $150 million, primarily due to investments in research and development;
•No contribution from any potential favorable court ruling related to the legality of a supplemental tax surcharge on HTUs in Germany, which went into effect in 2022 (see PMI's first-quarter 2023 press release from April 20, 2023, for additional detail). PMI expects to have greater visibility on the likely outcome toward the end of this year;
•The contribution of the company's operations in Russia and Ukraine for the entire year;
•Full-year amortization and impairment of acquired intangibles of $0.60 per share, which includes amortization related to the Swedish Match acquisition based on preliminary purchase price allocation that may be subject to change;
•A full year’s net positive earnings contribution from Swedish Match including related interest expense, with Swedish Match included in PMI's organic performance as of November 11, 2023;
•Net financing costs of around $1.2 billion;
•An effective tax rate, excluding discrete tax events, of approximately 20.5% to 21.5%;
•Operating cash flow of $10 to $11 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.3 billion, partly reflecting increased investments behind smoke-free product manufacturing capacity, including for ILUMA consumables and Swedish Match's portfolio;
•No share repurchases in 2023;

•Third-quarter adjusted diluted EPS in a range of $1.60 to $1.65, including an unfavorable currency impact, at prevailing exchange rates, of $0.06 per share, notably reflecting HTU shipment volume of around 31 to 33 billion units and high-single-digit organic top-line growth;
•Strong second-half 2023 organic adjusted operating income growth that supports second-half adjusted operating income margin expansion on the same basis, with notably strong performance in the fourth quarter.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Sale of Swedish Match Subsidiary
As previously disclosed, under the EU Merger Regulation, approval by the European Commission of PMI’s Swedish Match acquisition was conditional on the subsequent sale of Swedish Match’s subsidiary, SMD Logistics AB (SMDL). On June 30, 2023, PMI completed the sale of SMDL.
War in Ukraine
In Ukraine, PMI's main priority remains the safety and security of its more than 1,300 employees and their families in the country. The company continues select retail activities where safety allows, in order to provide product availability and service to adult consumers, and supplies the market from production centers outside Ukraine, as well as through a contract manufacturing arrangement. Production at the company's factory in Kharkiv remains suspended. On June 20, 2023, PMI announced the investment of $30 million in a new production facility in the Lviv region, in Western Ukraine. Preparatory work for the facility began in July 2023 and production is expected to commence in the first quarter of 2024. As of June 30, 2023, PMI's Ukrainian operations had approximately $0.5 billion in total assets, excluding intercompany balances.
PMI is continuously assessing the evolving situation in Russia, including recent regulatory constraints in the market entailing very complex terms and conditions that must be met for any divestment transaction to be granted approval by the authorities, and restrictions resulting from international regulations. As of June 30, 2023, PMI's Russian operations had approximately $2.4 billion in total assets, excluding intercompany balances, of which approximately $0.6 billion consisted of cash and equivalents held mostly in local currency (Russian rubles).
Scientific Update
Regulatory Science Update
PMI has specifically designed a product assessment program to deliver the pre-market scientific evidence that governmental authorities need in order to understand and assess novel tobacco products with the potential to reduce the risk of disease.
PMI received Premarket Tobacco Product Application (PMTA) authorizations for the IQOS Tobacco Heating System, blade versions 2.4 and 3.0, from the U.S. Food and Drug Administration (FDA) in 2019 and 2020, respectively. The same products were also granted Modified Risk Tobacco Product authorizations (MRTPAs) allowing reduced exposure claims, in 2020 and 2022.
PMI is on track for its IQOS ILUMA PMTA submission in the fourth quarter of 2023 to seek market authorization in the U.S. The PMTA submission will be followed by a supplemental MRTPA submission for IQOS ILUMA (also planned in 2023), requesting authorization of the exposure reduction marketing order previously granted for IQOS blade versions. The company’s science demonstrates comparable performance between IQOS ILUMA and the previous blade versions of IQOS.

Inhaled Aspirin Product Clinical Trial Results
During the second quarter, the company received its first clinical trial results for an inhalable aspirin product being developed by its Wellness and Healthcare business. While it was observed that the experimental product had a rapid onset of effect, which is the key medical advantage sought, there was significant variability in inhaled dose among subjects. The study was therefore deemed unsuccessful and, as a result, product design improvements are required. The company had planned to file a new drug application for this product with the FDA later this year. However, additional time is now required to evaluate design improvements.
Other Scientific Matters
Between 2020 and 2023, PMI conducted time trend analysis studies (TTA Studies), including two in Japan that looked at third-party hospitalization data for chronic obstructive pulmonary disease and ischemic heart disease before and after the introduction of several competing brands of heated tobacco products, including IQOS. As disclosed contemporaneously with the TTA Studies, ecological analyses such as these have many inherent limitations and are not designed to assess cause and effect. Given their inherent limitations, time trend analysis studies are used primarily to develop hypotheses for further research. Upon PMI’s post-publication review of the TTA Studies, which identified certain inaccuracies in the study methodology, analyses and presentation of the data, PMI has determined that these TTA Studies and their conclusions are no longer useful and will no longer be relying on them for developing hypotheses or any other purpose.
Scientific Evidence for Tobacco Harm Reduction
The totality of the evidence to date on PMI's smoke-free products overwhelmingly supports their role in tobacco harm reduction. PMI’s scientific program has yielded over 500 scientific publications in peer-reviewed journals, including 14 in 2023.
PMI has a robust roadmap in place for future scientific studies, including post-market studies, and plans to elaborate further on these programs during the company's Investor Day on September 28th.
Wellness and Healthcare Reporting Segment Asset Impairment Charge
During the second quarter of 2023, PMI completed its annual review of goodwill and non-amortizable intangible assets for potential impairment. Based on this review, it was determined that the estimated fair value of the Wellness and Healthcare reporting segment was below its carrying value, primarily reflecting the impact of two factors:
1.The unsuccessful clinical trial results for the company's inhalable aspirin product discussed above, given the additional time now required to evaluate design improvements and the corresponding less certain outcome.
2.Slower-than-anticipated development of the contract development and manufacturing organization (CDMO) business, including challenges associated with increased cost related to certain key products.
Consequently, PMI recorded a total impairment charge in the Wellness and Healthcare segment of $680 million in the second quarter. The charge is non-cash.
PMI remains committed to developing its Wellness and Healthcare business and continues to see attractive growth potential -- leveraging its unique and enabling R&D capabilities -- in areas such as inhalable drugs, nicotine-replacement therapy (NRT), and consumer wellness products, including non-recreational cannabinoids in line with applicable regulatory requirements. The company does, however, expect the aforementioned factors to postpone its 2025 ambition to reach over $1 billion of net revenues for the Wellness and Healthcare segment, and result in a corresponding decrease in the level of investment behind the segment next year.

Further detail on the company's Wellness and Healthcare business will be presented at PMI's 2023 Investor Day on September 28th.
South Korea Indirect Tax Charge
On July 13, 2023, PMI's South Korean subsidiary, Philip Morris Korea Inc. (PM Korea), received an adverse ruling from the Supreme Court of South Korea related to cases alleging underpayment of excise taxes in connection with a 2015 excise tax increase and subsequent audit by the South Korean Board of Audit and Inspection (BAI). The Supreme Court ruling reversed previous decisions that were in PM Korea’s favor at the trial and appellate levels.
As a result of the ruling, PMI management concluded that an adverse outcome is probable. Consequently, PMI recorded a non-cash pre-tax charge of $204 million in its second quarter results, reflecting the full amount previously paid by PM Korea.
Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on July 20, 2023. Access the call at www.pmi.com/2023Q2earnings.
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market Volume
Second-Quarter
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs decreased by 2.1% in the second quarter, reflecting declines in the South & Southeast Asia, Commonwealth of Independent States, and Middle East & Africa (SSEA, CIS & MEA) Region, the Europe Region and the Americas Region, partly offset by increases in the East Asia, Australia & PMI Duty Free (EA, AU & PMI DF) Region, as described in the Regional sections.
Six Months Year-to-Date
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs decreased by 0.9% in the first half, reflecting declines in the SSEA, CIS & MEA Region and the Europe Region, partly offset by increases in the EA, AU & PMI DF Region and the Americas Region, as described in the Regional sections.
Consolidated Shipment Volume

PMI Cigarettes and HTUs	Second-Quarter			Six Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	157,010	157,678	(0.4)%	300,718	305,916	(1.7)%
Heated Tobacco Units	31,424	24,821	26.6%	58,820	49,640	18.5%
Total Cigarettes and HTUs	188,434	182,499	3.3%	359,538	355,556	1.1%

PMI Oral Products (1)	Second-Quarter			Six Months Year-to-Date
(million cans)	2023	2022	Change	2023	2022	Change
Nicotine Pouches	99.5	0.9	+100%	180.7	1.9	+100%
Snus	62.6	5.1	+100%	118.2	7.6	+100%
Moist Snuff	34.1	—	—%	69.3	—	—%
Other	1.2	—	—%	2.5	—	—%
Total Oral Products	197.4	6.0	+100%	370.7	9.5	+100%
(1) Excluding snuff, snuff leaf and U.S. chew
Note: Sum may not foot due to roundings.

Second-Quarter

PMI's total cigarette and HTU shipment volume increased by 3.3%, reflecting a 26.6% increase in HTU shipments across all regions, partly offset by a 0.4% decline in cigarette shipments (due to the Europe Region, the EA, AU & PMI DF Region and the Americas Region, partially offset by the SSEA, CIS & MEA Region). Cigarette shipment volume for Marlboro decreased by 2.9% to 60.8 billion units, due primarily to the Philippines.
PMI’s total oral product shipment volume increased by +100%, driven by the Swedish Match acquisition. On a pro forma basis (including Swedish Match in all periods), it increased by 13.8%, primarily reflecting growth in nicotine pouches (particularly in the U.S.), partly offset by a decline for snus (mainly in Scandinavia). Swedish Match's total oral product shipment volume increased by 15.1% versus its corresponding shipments in the second quarter of 2022.
Impact of Inventory Movements
Excluding the net favorable impact of estimated distributor inventory movements (primarily driven by HTUs), PMI’s total in-market sales for cigarettes and HTUs increased by 2.2%, reflecting 17.0% growth for HTUs (or 15.5% on an adjusted basis), partly offset by a decline of 0.2% for cigarettes. The net favorable impact of estimated distributor inventory movements for HTUs was driven primarily by Japan (mainly reflecting a favorable comparison due to HTU capacity constraints in the prior year period), partly offset by Italy.
Six Months Year-to-Date

PMI's total cigarette and HTU shipment volume increased by 1.1%, reflecting an 18.5% increase in HTU shipments across all regions, partly offset by a 1.7% decline in cigarette shipments (mainly due to the Europe and EA, AU & PMI DF Regions). Cigarette shipment volume for Marlboro decreased by 2.6% to 116.8 billion units, due primarily to the Philippines.
PMI’s total oral product shipment volume increased by +100%, driven by the Swedish Match acquisition. On a pro forma basis (including Swedish Match in all periods), it increased by 11.8%, primarily reflecting the same factors as in the quarter. Swedish Match's total oral product shipment volume increased by 12.6% versus its corresponding shipments in the first half of 2022.
Impact of Inventory Movements
The net impact of estimated distributor inventory movements on PMI's total cigarette and HTU shipment volume was immaterial.

International Share of Market - Cigarettes and HTUs

	Second-Quarter			Six Months Year-to-Date
	2023	2022	Change (pp)	2023	2022	Change (pp)

Total International Market Share (1)	28.5%	27.4%	1.1	27.9%	27.4%	0.5
Cigarettes	23.9%	23.5%	0.4	23.3%	23.4%	(0.1)
HTU	4.6%	3.9%	0.7	4.6%	4.0%	0.6

Cigarette over Cigarette Market Share (2)	25.5%	24.8%	0.7	24.8%	24.7%	0.1
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
CONSOLIDATED FINANCIAL SUMMARY
Second-Quarter

Quarters Ended June 30,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2023	2022	Total		Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,967	$ 7,832	14.5%		10.5%	1,135	(351)	665	459	390	(28)

Cost of Sales (1)	(3,228)	(2,648)	(21.9)%		(16.2)%	(580)	85	(235)	—	(263)	(167)
Marketing, Administration and Research Costs (2)	(3,173)	(2,128)	(49.1)%		(43.2)%	(1,045)	40	(166)	—	—	(919)

Operating Income	$ 2,566	$ 3,056	(16.0)%		(17.3)%	(490)	(226)	264	459	127	(1,114)
Impairment of Goodwill and Other Intangibles	(680)	—	—%		—%	(680)	—	—	—	—	(680)
Amortization of Intangibles	(82)	(36)	-(100)%		8.3%	(46)	—	(49)	—	—	3
Charges related to the war in Ukraine	—	(80)	+100%		+100%	80	—	—	—	—	80
Costs associated with Swedish Match AB offer	—	(52)	+100%		+100%	52	—	—	—	—	52
South Korea Indirect Tax Charge	(204)	—	—%		—%	(204)	—	—	—	—	(204)
Adjusted Operating Income	$ 3,532	$ 3,224	9.6%		6.9%	308	(226)	313	459	127	(365)

Adjusted Operating Income Margin	39.4%	41.2%	(1.8)pp	(1.4)	pp
(1) Includes $22 million in 2023 and $20 million in 2022 related to the special items below.
(2) Includes $944 million in 2023 and $148 million in 2022 related to the special items below.
Net revenues increased by 10.5% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing; and favorable volume/mix, mainly driven by higher HTU volume and favorable cigarette mix, partially offset by lower cigarette volume and unfavorable HTU mix.
Adjusted operating income increased by 6.9% on an organic basis, mainly reflecting: the favorable pricing variance; and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume, unfavorable HTU mix and unfavorable cigarette mix; partially offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages); and higher manufacturing costs (primarily due to inflationary impacts, notably related to direct materials, tobacco leaf and energy, partly offset by productivity).
Six Months Year-to-Date

Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 16,986	$ 15,578	9.0%	6.3%	1,408	(825)	1,246	796	349	(158)
Termination of distribution arrangement in the Middle East	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Adjusted Net Revenues	$ 17,066	$ 15,578	9.6%	6.8%	1,488	(825)	1,246	796	349	(78)

Net Revenues	$ 16,986	$ 15,578	9.0%	6.3%	1,408	(825)	1,246	796	349	(158)

Cost of Sales (1)	(6,266)	(5,256)	(19.2)%	(14.0)%	(1,010)	201	(476)	—	(453)	(282)
Marketing, Administration and Research Costs (2)	(5,423)	(3,968)	(36.7)%	(32.3)%	(1,455)	139	(313)	—	—	(1,281)

Operating Income	$ 5,297	$ 6,354	(16.6)%	(16.2)%	(1,057)	(485)	457	796	(104)	(1,721)
Asset Impairment & Exit Costs	(109)	—	—%	—%	(109)	—	—	—	—	(109)
Termination of distribution arrangement in the Middle East (3)	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Impairment of Goodwill and Other Intangibles	(680)	—	—%	—%	(680)	—	—	—	—	(670)
Amortization of Intangibles	(163)	(74)	-(100)%	13.5%	(89)	—	(99)	—	—	10
Charges related to the war in Ukraine	—	(122)	+100%	+100%	122	—	—	—	—	122
Costs associated with Swedish Match AB offer	—	(52)	+100%	+100%	52	—	—	—	—	52
Swedish Match AB acquisition accounting related items	(18)	—	—%	—%	(18)	—	(18)	—	—	—
South Korea Indirect Tax Charge	(204)	—	—%	—%	(204)	—	—	—	—	(204)
Adjusted Operating Income	$ 6,551	$ 6,602	(0.8)%	(2.1)%	(51)	(485)	574	796	(104)	(832)

Adjusted Operating Income Margin	38.4%	42.4%	(4.0)pp	(3.6)pp
(1) Includes $62 million in 2023 and $46 million in 2022 related to the special items below.
(2) Includes $1,112 million in 2023 and $202 million in 2022 related to the special items below.
(3) Included in Net Revenues above.
Adjusted net revenues increased by 6.8% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing; and favorable volume/mix, mainly driven by higher HTU volume and favorable cigarette mix, partially offset by lower cigarette volume and unfavorable smoke-free product mix.
Adjusted operating income decreased by 2.1% on an organic basis, mainly reflecting: higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages, and lower commercial investments in the prior year period); higher manufacturing costs (primarily due to inflationary impacts, notably related to direct materials, tobacco leaf and energy, partly offset by productivity); and unfavorable volume/mix, mainly due to lower cigarette volume, as well as unfavorable HTU and cigarette mix, partly offset by higher HTU volume; partially offset by the favorable pricing variance.
EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region decreased by 1.5% to 140.7 billion units, reflecting a 3.7% decline for cigarettes, partly offset by a 22.4% increase for HTUs. The decrease in the estimated total market was notably due to France (down by 10.4%) and the UK (down by 13.3%), partly offset by Ukraine (up by 13.4%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region decreased by 0.5% to 266.2 billion units, reflecting a 2.3% decline for cigarettes, partly offset by a 18.1% increase for HTUs. The decrease in the estimated total market was notably due to France (down by 7.3%) and the UK (down by 13.7%), partly offset by Poland (up by 3.3%).

Europe Key Data	Second-Quarter			Six Months Year-to-Date
			Change			Change
	2023	2022	% / pp	2023	2022	% / pp
PMI Shipment Volume (million units)
Cigarettes	43,741	45,166	(3.2)%	82,898	86,015	(3.6)%
Heated Tobacco Units	11,705	10,542	11.0%	21,804	20,811	4.8%
Total Europe	55,446	55,708	(0.5)%	104,702	106,826	(2.0)%

PMI Market Share
Cigarettes	30.2%	31.1%	(0.9)	30.2%	31.5%	(1.3)
Heated Tobacco Units	8.8%	7.1%	1.7	8.8%	7.6%	1.2
Total Europe	39.0%	38.2%	0.8	39.1%	39.1%	—
Note: Sum may not foot due to roundings.
Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region decreased by 0.5% to 55.4 billion units, mainly due to Italy (down by 10.2%; or by 3.0% excluding the net unfavorable impact of estimated distributor inventory movements), partly offset by Poland (up by 8.5%) and Ukraine (up by 50.3%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by approximately 19.7% in the quarter, reflecting the strong continued growth momentum for IQOS (supported by the further roll-out of ILUMA), including in Germany and Italy, with growth of approximately 36.9% and 16.0%, respectively.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 1.7 points, or by 1.6 points on an adjusted basis. Adjusted HTU share for Germany reached 5.4%, an increase of 1.5 points versus the second quarter of 2022. See Appendix 1 for additional detail.
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region decreased by 2.0% to 104.7 billion units, mainly due to Germany (down by 6.3%, or by 0.1% excluding the net unfavorable impact of estimated wholesaler inventory movements), Italy (down by 9.5%; or by 0.5% excluding the net unfavorable impact of estimated distributor inventory movements) and Spain (down by 8.3%, or by 5.5% excluding the net unfavorable impact of estimated distributor inventory movements), partly offset by Poland (up by 11.8%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by approximately 21.4% in the first half, including growth in Germany and Italy of approximately 36.2% and 16.0%, respectively.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 1.2 points, or by 1.6 points on an adjusted basis.
Financial Summary
Second-Quarter

Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,402	$ 3,309	2.8%	3.1%	93	(11)	—	149	(45)	—

Operating Income	$ 1,563	$ 1,474	6.0%	3.9%	89	31	—	149	(56)	(35)
Adjustments (1)	(10)	(113)	91.2%	91.2%	103	—	—	—	—	103
Adjusted Operating Income	$ 1,573	$ 1,587	(0.9)%	(2.8)%	(14)	31	—	149	(56)	(138)

Adjusted Operating Income Margin	46.2%	48.0%	(1.8)pp	(2.8)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
Net revenues increased by 3.1% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing (primarily related to the supplemental tax surcharge in Germany); partially offset by unfavorable volume/mix, mainly due to lower cigarette volume, as well as unfavorable cigarette and HTU mix, partly offset by higher HTU volume.
Adjusted operating income decreased by 2.8% on an organic basis, primarily reflecting: higher manufacturing costs (primarily due to inflationary impacts); higher marketing, administration and research costs (primarily due to inflationary impacts); and unfavorable volume/mix, mainly due to the same factors as for net revenues; partly offset by favorable pricing.

Six Months Year-to-Date

Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 6,312	$ 6,533	(3.4)%	(0.2)%	(221)	(208)	—	177	(190)	—

Operating Income	$ 2,738	$ 3,032	(9.7)%	(7.7)%	(294)	(60)	—	177	(236)	(175)
Adjustments (1)	(69)	(165)	58.2%	58.2%	96	—	—	—	—	96
Adjusted Operating Income	$ 2,807	$ 3,197	(12.2)%	(10.3)%	(390)	(60)	—	177	(236)	(271)

Adjusted Operating Income Margin	44.5%	48.9%	(4.4)pp	(4.9)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
Net revenues decreased by 0.2% on an organic basis, reflecting: unfavorable volume/mix, mainly due to lower cigarette volume, as well as unfavorable HTU and cigarette mix, partly offset by higher HTU volume (despite the adverse net impact of estimated wholesaler and distributor HTU inventory movements in Germany and Italy, respectively, which was concentrated in the first quarter); largely offset by a favorable pricing variance, mainly driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing (primarily related to the supplemental tax surcharge in Germany).
Adjusted operating income decreased by 10.3% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to the same factors as for net revenues; higher marketing, administration and research costs (mainly due to inflationary impacts and lower commercial investments in the prior year period); and higher manufacturing costs (primarily due to inflationary impacts); partly offset by the favorable pricing variance.
SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region decreased by around 3%, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Egypt (down by 28.7%), Indonesia (down by 4.7%) and Pakistan (down by 49.5%), partly offset by Turkey (up by 14.4%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region decreased by around 2%, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Egypt (down by 16.3%), Indonesia (down by 5.6%), Pakistan (down by 41.8%) and the Philippines (down by 19.7%), partly offset by Bangladesh (up by 26.6%) and Turkey (up by 12.4%).

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	84,415	82,365	2.5%	160,946	160,611	0.2%
Heated Tobacco Units	5,853	5,642	3.7%	11,300	10,655	6.1%
Total SSEA, CIS & MEA	90,268	88,007	2.6%	172,246	171,266	0.6%
Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 2.6% to 90.3 billion units, mainly driven by Egypt (up by 23.2%) and Turkey (up by 27.6%), partly offset by Pakistan (down by 57.7%) and the Philippines (down by 19.8%).
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 0.6% to 172.2 billion units, mainly driven by Algeria (up by 39.9%), Egypt (up by 15.0%) and Turkey (up by 22.7%), partly offset by Indonesia (down by 4.1%), Pakistan (down by 50.5%) and the Philippines (down by 26.3%).
Financial Summary
Second-Quarter

Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,668	$ 2,514	6.1%	14.9%	154	(221)	—	253	149	(27)

Operating Income	$ 858	$ 958	(10.4)%	(0.2)%	(100)	(98)	—	253	(35)	(220)
Adjustments (1)	(5)	(21)	76.2%	76.2%	16	—	—	—	—	16
Adjusted Operating Income	$ 863	$ 979	(11.8)%	(1.8)%	(116)	(98)	—	253	(35)	(236)

Adjusted Operating Income Margin	32.3%	38.9%	(6.6)pp	(5.6)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
Net revenues increased by 14.9% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing, with HTU pricing also higher; and favorable volume/mix, primarily driven by favorable cigarette mix, as well as higher volume for cigarettes, HTUs and devices.
Adjusted operating income decreased by 1.8% on an organic basis, primarily reflecting: higher manufacturing costs (primarily due to inflationary impacts); higher marketing, administration and research costs; and unfavorable volume/mix, mainly due to cigarettes; partly offset by the favorable pricing variance.

Six Months Year-to-Date

Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 5,145	$ 4,959	3.8%	10.4%	186	(332)	—	486	185	(153)
Adjustment (1)	(80)	—	—%	—%	(80)	—	—	—	—	(80)
Adjusted Net Revenues	$ 5,225	$ 4,959	5.4%	12.1%	266	(332)	—	486	185	(73)

Net Revenues	$ 5,145	$ 4,959	3.8%	10.4%	186	(332)	—	486	185	(153)

Operating Income	$ 1,570	$ 1,923	(18.4)%	(11.0)%	(353)	(142)	—	486	(114)	(583)
Adjustments (2)	(124)	(27)	-(100)%	-(100)%	(97)	—	—	—	—	(97)
Adjusted Operating Income	$ 1,694	$ 1,950	(13.1)%	(5.8)%	(256)	(142)	—	486	(114)	(486)

Adjusted Operating Income Margin	32.4%	39.3%	(6.9)pp	(6.3)pp

(1) Termination of distribution arrangement in the Middle East
(2) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
Adjusted net revenues increased by 12.1% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing, with HTU pricing also higher; and favorable volume/mix, primarily driven by favorable cigarette volume/mix, as well as higher volume for HTUs and devices; partly offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other."
Adjusted operating income decreased by 5.8% on an organic basis, primarily reflecting: higher manufacturing costs (primarily due to inflationary impacts); higher marketing, administration and research costs; unfavorable volume/mix, mainly due to cigarettes, partly offset by higher HTU volume; and the impact of lower fees for certain distribution rights, as noted for net revenues; partially offset by the favorable pricing variance.
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased by around 2%, reflecting growth for HTUs, partly offset by a decline for cigarettes. The increase in the estimated total market was mainly driven by International Duty Free (up by 41.4%), partly offset by Australia (down by 15.3%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding China, increased by around 2%, reflecting growth for HTUs, partly offset by a decline for cigarettes. The increase in the estimated total market was mainly driven by Japan (up by 1.4%) and International Duty Free (up by 42.7%), partly offset by Australia (down by 14.9%).

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	13,351	14,067	(5.1)%	26,461	28,415	(6.9)%
Heated Tobacco Units	13,714	8,531	60.8%	25,462	17,960	41.8%
Total EA, AU & PMI DF	27,065	22,598	19.8%	51,923	46,375	12.0%
Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 19.8% to 27.1 billion units, mainly driven by Japan (up by 38.7%).
Excluding the net favorable impact of estimated distributor inventory movements (notably driven by cigarettes and HTUs in Japan), PMI’s total in-market sales volume for cigarettes and HTUs increased by 6.8% (reflecting a 16.6% increase for HTUs, partly offset by a 0.6% decline for cigarettes). PMI's total in-market sales volume in Japan increased by 6.0%, reflecting a 14.7% increase for HTUs, partly offset by an 8.0% decline for cigarettes.
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 12.0% to 51.9 billion units, mainly driven by Japan (up by 19.8%) and International Duty Free (up by 10.5%).
Excluding the net favorable impact of estimated distributor inventory movements (notably due to HTUs in Japan, partly offset by cigarettes in Japan and International Duty Free), PMI’s total in-market sales for cigarettes and HTUs increased by 7.5% (reflecting a 17.2% increase for HTUs and a 0.2% increase for cigarettes). PMI's total in-market sales volume in Japan increased by 7.5%, reflecting a 16.3% increase for HTUs, partly offset by a 6.6% decline for cigarettes.
Financial Summary
Second-Quarter

Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,680	$ 1,464	14.8%	23.8%	216	(133)	—	23	326	—

Operating Income	$ 544	$ 528	3.0%	27.7%	16	(130)	—	23	244	(121)
Adjustments (1)	(205)	(12)	-(100)%	-(100)%	(193)	—	—	—	—	(193)
Adjusted Operating Income	$ 749	$ 540	38.7%	62.8%	209	(130)	—	23	244	72

Adjusted Operating Income Margin	44.6%	36.9%	7.7pp	11.6pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
Net revenues increased by 23.8% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume. Pricing variance was favorable, driven by higher cigarette pricing largely offset by lower HTU (net) pricing (primarily related to Japan).

Adjusted operating income increased by 62.8% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by the same factors as for net revenues; and lower supply chain costs.
Six Months Year-to-Date

Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,200	$ 3,051	4.9%	14.8%	149	(303)	—	37	415	—

Operating Income	$ 1,167	$ 1,213	(3.8)%	16.4%	(46)	(245)	—	37	289	(127)
Adjustments (1)	(226)	(13)	-(100)%	-(100)%	(213)	—	—	—	—	(213)
Adjusted Operating Income	$ 1,393	$ 1,226	13.6%	33.6%	167	(245)	—	37	289	86

Adjusted Operating Income Margin	43.5%	40.2%	3.3pp	6.6pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
Net revenues increased by 14.8% on an organic basis, reflecting favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume and unfavorable smoke-free product mix (for HTUs and devices). Pricing variance was favorable, driven by higher cigarette and device pricing largely offset by lower HTU (net) pricing (primarily related to Japan).
Adjusted operating income increased by 33.6% on an organic basis, mainly reflecting favorable volume/mix, primarily driven by the same factors as for net revenues, and lower supply chain costs.
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries
Second-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by around 2%, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Canada (down by 7.3%) and Mexico (down by 7.6%), partly offset by Brazil (up by 2.9%).
Six Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., increased by less than one percent, primarily reflecting growth for cigarettes. The increase in the estimated total market was mainly driven by Brazil (up by 8.7%), partly offset by Canada (down by 11.5%) and Mexico (down by 6.8%).

PMI Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigarettes	15,503	16,080	(3.6)%	30,413	30,875	(1.5)%
Heated Tobacco Units	152	106	43.4%	254	214	18.7%
Total Americas	15,655	16,186	(3.3)%	30,667	31,089	(1.4)%

Second-Quarter
PMI's total cigarette and HTU shipment volume in the Region decreased by 3.3% to 15.7 billion units, mainly due to Argentina (down by 4.3%) and Mexico (down by 10.2%), partly offset by Brazil (up by 11.6%).
Six Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region decreased by 1.4% to 30.7 billion units, mainly due to Argentina (down by 2.5%) and Mexico (down by 9.8%), partly offset by Brazil (up by 15.5%).
Financial Summary
Second-Quarter

Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 476	$ 469	1.5%	(1.5)%	7	14	—	36	(40)	(3)

Operating Income	$ 70	$ 130	(46.2)%	(26.2)%	(60)	(26)	—	36	(26)	(44)
Adjustments (1)	(2)	(4)	50.0%	50.0%	2	—	—	—	—	2
Adjusted Operating Income	$ 72	$ 134	(46.3)%	(26.9)%	(62)	(26)	—	36	(26)	(46)

Adjusted Operating Income Margin	15.1%	28.6%	(13.5)pp	(7.4)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.

Net revenues decreased by 1.5% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix; partly offset by a favorable pricing variance, driven by higher combustible tobacco pricing.
Adjusted operating income decreased by 26.9% on an organic basis, mainly reflecting: higher marketing, administration and research costs (including incremental investments in the U.S. in preparation for smoke-free product commercialization); unfavorable volume/mix, mainly due to the same factors as for net revenues; and higher manufacturing costs; partly offset by the favorable pricing variance.

Six Months Year-to-Date

Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 921	$ 893	3.1%	0.6%	28	23	—	73	(61)	(7)

Operating Income	$ 136	$ 251	(45.8)%	(31.5)%	(115)	(36)	—	73	(43)	(109)
Adjustments (1)	(9)	(6)	(50.0)%	(50.0)%	(3)	—	—	—	—	(3)
Adjusted Operating Income	$ 145	$ 257	(43.6)%	(29.6)%	(112)	(36)	—	73	(43)	(106)

Adjusted Operating Income Margin	15.7%	28.8%	(13.1)pp	(8.6)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
Net revenues increased by 0.6% on an organic basis, primarily reflecting: a favorable pricing variance, driven by higher combustible tobacco pricing; partly offset by unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix.
Adjusted operating income decreased by 29.6% on an organic basis, mainly reflecting: higher marketing, administration and research costs (including incremental investments in the U.S. in preparation for smoke-free product commercialization); unfavorable volume/mix, mainly due to the same factors as for net revenues; and higher manufacturing costs; partly offset by the favorable pricing variance.
SWEDISH MATCH
PMI Shipment Commentary

Swedish Match Oral Product Shipment Volume (1)	Second-Quarter			Six Months Year-to-Date
(million cans)	2023	2022	Change	2023	2022	Change
Nicotine Pouches
U.S.	89.9	—	—%	163.1	—	—%
Scandinavia	7.5	—	—%	14.1	—	—%
Other	1.3	—	—%	2.3	—	—%
Total Nicotine Pouches	98.7	—	—%	179.5	—	—%

Snus
Scandinavia	56.9	—	—%	107.4	—	—%
Other	1.8	—	—%	3.8	—	—%
Total Snus	58.7	—	—%	111.2	—	—%

Moist Snuff	34.1	—	—%	69.3	—	—%

Other	1.2	—	—%	2.5	—	—%

Total Oral Products	192.7	—	—%	362.5	—	—%
(1) Excluding U.S. chew

Volume comparisons versus Swedish Match's second-quarter 2022 results reflect data sourced from its disclosures, available at www.swedishmatch.com/investors.
Second-Quarter
Swedish Match's total shipment volume for oral products increased by 15.1% versus its corresponding shipments of 167.4 million cans in the second quarter of 2022.
Nicotine pouch shipment volume increased by 47.5% compared to Swedish Match's second-quarter 2022 shipment volume of 66.9 million cans, mainly driven by 53.1% growth for ZYN in the U.S. -- an outstanding performance that reflected broad strength across the country. In Scandinavia, shipment volume for nicotine pouches grew by 4.5%.
Shipment volume for snus declined by 10.2% compared to Swedish Match's second-quarter 2022 shipment volume of 65.4 million cans. The decrease was primarily due to Scandinavia, mainly reflecting the comparison versus an exceptionally strong total market in the prior year period.
Six Months Year-to-Date
Swedish Match's total shipment volume for oral products increased by 12.6% versus its corresponding shipments of 321.9 million cans in the first six months of 2022.
Nicotine pouch shipment volume increased by 45.4% compared to Swedish Match's first-half 2022 shipment volume of 123.5 million cans, reflecting 50.1% growth for ZYN in the U.S. In Scandinavia, shipment volume for nicotine pouches grew by 9.6%.
Shipment volume for snus declined by 12.9% compared to Swedish Match's first-half 2022 shipment volume of 127.6 million cans.
Swedish Match's performance in the first-half primarily reflected the same factors as in the quarter, coupled with the impact of excise tax and price increases on snus in Scandinavia in the first quarter (including related inventory movements).

Swedish Match Combustible Product Shipment Volume	Second-Quarter			Six Months Year-to-Date
(million units)	2023	2022	Change	2023	2022	Change
Cigars	430.3	—	—%	907.1	—	—%
Second-Quarter
Cigar shipment volume declined by 6.0% compared to Swedish Match's second-quarter 2022 cigar shipment volume of 457.7 million units, primarily due to the impact of price increases partly offset by higher share of market in the natural leaf segment.
Six Months Year-to-Date
Cigar shipment volume declined by 0.9% compared to Swedish Match's first-half 2022 cigar shipment volume of 915.1 million units, mainly due to the same factors as in the quarter.

Financial Summary
Second-Quarter

Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 665	$ —	—%	—%	665	—	665	—	—	—

Operating Income	$ 264	$ —	—%	—%	264	—	264	—	—	—
Adjustments (1)	(49)	—	—%	—%	(49)	—	(49)	—	—	—
Adjusted Operating Income	$ 313	$ —	—%	—%	313	—	313	—	—	—

Adjusted Operating Income Margin	47.1%	n/a	—pp	—pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
PMI recorded net revenues of $665 million in the Swedish Match segment for the quarter, with smoke-free products accounting for over 77% of the segment's total net revenues. Compared to Swedish Match's second-quarter 2022 results, net revenues increased by 19.1%, excluding currency, mainly driven by the strong growth of smoke-free products, led by nicotine pouch volume growth in the U.S., as well as higher pricing for cigars.
PMI recorded adjusted operating income of $313 million in the segment, reflecting an adjusted operating income margin of 47.1%.
Six Months Year-to-Date

Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,246	$ —	—%	—%	1,246	—	1,246	—	—	—

Operating Income	$ 457	$ —	—%	—%	457	—	457	—	—	—
Adjustments (1)	(117)	—	—%	—%	(117)	—	(117)	—	—	—
Adjusted Operating Income	$ 574	$ —	—%	—%	574	—	574	—	—	—

Adjusted Operating Income Margin	46.1%	n/a	—pp	—pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.
PMI recorded net revenues of $1.2 billion in the Swedish Match segment in the first half, with smoke-free products accounting for over 77% of the segment's total net revenues. Compared to Swedish Match's first-half 2022 results, net revenues increased by 16.8%, excluding currency, mainly driven by the same factors as in the quarter.

PMI recorded adjusted operating income of $574 million in the segment, reflecting an adjusted operating income margin of 46.1%.
WELLNESS AND HEALTHCARE
The operating results of PMI’s Vectura Fertin Pharma business are reported in the Wellness and Healthcare segment.
Financial Summary
Second-Quarter

Quarters Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 76	$ 76	—%	—%	—	—	—	(2)	—	2

Operating Income / (Loss)	$ (733)	$ (34)	-(100)%	-(100)%	(699)	(3)	—	(2)	—	(694)
Adjustments (1)	(695)	(18)	-(100)%	-(100)%	(677)	—	—	—	—	(677)
Adjusted Operating Income / (Loss)	$ (38)	$ (16)	-(100)%	-(100)%	(22)	(3)	—	(2)	—	(17)

Adjusted Operating Income / (Loss) Margin	(50.0)%	(21.1)%	(28.9)pp	(25.0)pp

(1) See Schedule 8 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.

Net revenues were flat on an organic basis, notably reflecting higher net revenues for smoking cessation products, offset by the unfavorable impact of phasing for select inhalation products.
The adjusted operating loss of $38 million was primarily due to investments in research and development.
Six Months Year-to-Date

Six Months Ended June 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2023	2022	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 162	$ 142	14.1%	17.6%	20	(5)	—	23	—	2

Operating Income / (Loss)	$ (771)	$ (65)	-(100)%	-(100)%	(706)	(2)	—	23	—	(727)
Adjustments (1)	(709)	(37)	-(100)%	-(100)%	(672)	—	—	—	—	(672)
Adjusted Operating Income / (Loss)	$ (62)	$ (28)	-(100)%	-(100)%	(34)	(2)	—	23	—	(55)

Adjusted Operating Income / (Loss) Margin	(38.3)%	(19.7)%	(18.6)pp	(16.2)pp

(1) See Schedule 9 in Exhibit 99.2 to the Form 8-K dated July 20, 2023, for additional detail.

Net revenues increased by 17.6% on an organic basis, notably driven by the favorable impact of phasing for select inhalation products (notably in the first quarter), coupled with higher net revenues for smoking cessation products.
The adjusted operating loss of $62 million was primarily due to investments in research and development.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA) has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of June 30, 2023, PMI's smoke-free products were available for sale in 80 markets, and PMI estimates that approximately 19.4 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 35.4% of PMI’s total second-quarter 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma business, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds;

adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022, Quarterly Report on Form 10-Q for the first quarter ended March 31, 2023, and Quarterly Report on Form 10-Q for the second quarter ended June 30, 2023, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures and Reconciliations to Non-GAAP Measures
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated July 20, 2023, and at www.pmi.com/2023Q2earnings.
Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended June 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (2)
				Total			Cigarette			HTU			Total			HTU
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	pp Change	2023	2022	pp Change

Total (1) (2)	649.9	663.7	(2.1)	188.4	182.5	3.3	157.0	157.7	(0.4)	31.4	24.8	26.6	28.5	27.4	1.1	4.6	3.9	0.7

Europe
France	7.6	8.5	(10.4)	3.7	3.8	(1.3)	3.7	3.7	(1.4)	0.1	0.1	7.9	42.4	42.8	(0.4)	0.8	0.7	0.1
Germany (3)	17.9	18.0	(0.5)	6.9	7.0	(1.7)	6.1	6.5	(6.2)	0.7	0.5	62.8	39.2	38.7	0.5	5.4	3.9	1.5
Italy	18.4	18.8	(2.2)	9.8	10.9	(10.2)	7.0	7.8	(10.4)	2.8	3.1	(9.7)	53.6	54.0	(0.4)	17.0	14.4	2.6
Poland	15.0	14.8	1.4	6.1	5.6	8.5	4.9	4.5	8.0	1.2	1.1	10.4	40.6	37.9	2.7	8.2	7.5	0.7
Spain	11.3	11.5	(2.3)	3.6	3.7	(3.4)	3.3	3.5	(4.3)	0.3	0.2	9.9	29.2	30.1	(0.9)	2.2	1.7	0.5

SSEA, CIS & MEA
Egypt	16.1	22.5	(28.7)	6.0	4.9	23.2	5.7	4.7	21.5	0.3	0.2	66.1	37.2	23.1	14.1	1.8	0.8	1.0
Indonesia	72.0	75.6	(4.7)	20.8	21.4	(2.5)	20.8	21.4	(2.5)	—	—	—	28.9	28.3	0.6	—	—	—
Philippines	10.0	11.2	(10.5)	5.7	7.1	(19.8)	5.6	7.0	(20.0)	—	—	—	56.5	63.1	(6.6)	0.5	0.4	0.1
Russia	53.0	54.6	(3.0)	16.5	16.8	(1.7)	12.6	12.9	(2.1)	3.9	3.9	(0.3)	32.1	30.5	1.6	7.7	6.9	0.8
Turkey	36.1	31.6	14.4	18.5	14.5	27.6	18.5	14.5	27.6	—	—	—	51.3	46.0	5.3	—	—	—

EA, AU & PMI DF
Australia	1.9	2.3	(15.3)	0.6	0.7	(13.5)	0.6	0.7	(13.5)	—	—	—	32.5	31.9	0.6	—	—	—
Japan (2)	37.5	37.5	0.1	16.7	12.0	38.7	4.9	5.1	(3.2)	11.8	7.0	69.2	39.4	37.3	2.1	26.4	23.0	3.4
South Korea	18.5	18.7	(1.1)	3.6	3.6	1.9	2.3	2.4	(5.5)	1.3	1.1	18.1	19.5	19.0	0.5	7.0	5.9	1.1

Americas
Argentina	7.3	7.3	(0.1)	4.5	4.7	(4.3)	4.5	4.7	(4.3)	—	—	—	61.6	64.3	(2.7)	—	—	—
Mexico	7.4	8.0	(7.6)	4.6	5.2	(10.2)	4.6	5.1	(10.2)	—	—	—	63.0	64.8	(1.8)	0.4	0.4	—

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted in-market sales volume share. Historical HTU adjusted in-market sales volume share: Q3, 2022 (3.7%); Q4, 2022 (4.7%); Q1, 2023 (5.4%). Historical total adjusted in-market sales volume share: Q3, 2022 (38.3%); Q4, 2022 (39.7%); Q1, 2023 (39.4%)
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Six Months Ended June 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, %(2)
				Total			Cigarette			HTU			Total			HTU
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change	2023	2022	pp Change	2023	2022	pp Change

Total (1) (2)	1,265.4	1,276.4	(0.9)	359.5	355.6	1.1	300.7	305.9	(1.7)	58.8	49.6	18.5	27.9	27.4	0.5	4.6	4.0	0.6

Europe
France	15.1	16.3	(7.3)	7.5	7.3	2.8	7.4	7.2	2.6	0.1	0.1	15.5	42.3	43.8	(1.5)	0.8	0.7	0.1
Germany (3)	33.7	34.0	(0.9)	12.9	13.8	(6.3)	11.6	12.4	(6.1)	1.3	1.4	(8.5)	39.3	38.9	0.4	5.4	3.9	1.5
Italy	35.6	35.6	—	18.7	20.7	(9.5)	13.9	14.9	(6.8)	4.8	5.7	(16.6)	53.8	54.1	(0.3)	17.2	14.6	2.6
Poland	28.5	27.5	3.3	11.6	10.4	11.8	9.2	8.3	10.2	2.5	2.1	18.1	40.8	37.7	3.1	8.6	7.5	1.1
Spain	21.2	21.6	(2.0)	6.5	7.0	(8.3)	6.0	6.6	(9.3)	0.4	0.4	8.7	29.1	30.2	(1.1)	2.2	1.6	0.6

SSEA, CIS & MEA
Egypt	38.5	46.0	(16.3)	11.7	10.2	15.0	11.3	9.9	14.2	0.5	0.3	37.9	30.4	22.5	7.9	1.4	0.8	0.6
Indonesia	141.1	149.5	(5.6)	40.5	42.3	(4.1)	40.5	42.3	(4.1)	—	—	—	28.7	28.3	0.4	—	—	—
Philippines	21.3	26.5	(19.7)	12.3	16.7	(26.3)	12.2	16.6	(26.6)	0.1	0.1	17.7	57.8	63.0	(5.2)	0.5	0.3	0.2
Russia	97.9	100.3	(2.4)	31.2	30.9	1.0	23.5	23.6	(0.4)	7.7	7.3	5.4	31.7	30.5	1.2	8.0	7.7	0.3
Turkey	62.3	55.5	12.4	31.3	25.5	22.7	31.3	25.5	22.7	—	—	—	50.3	46.1	4.2	—	—	—

EA, AU & PMI DF
Australia	3.8	4.5	(14.9)	1.3	1.5	(11.6)	1.3	1.5	(11.6)	—	—	—	34.2	32.9	1.3	—	—	—
Japan (2)	72.9	71.9	1.4	31.5	26.3	19.8	9.6	11.2	(14.4)	21.9	15.1	45.2	39.5	37.2	2.3	26.3	23.0	3.3
South Korea	35.4	35.6	(0.4)	6.9	6.8	1.1	4.4	4.6	(4.4)	2.5	2.2	12.6	19.5	19.3	0.2	6.9	6.2	0.7

Americas
Argentina	15.0	14.9	0.6	9.4	9.6	(2.5)	9.4	9.6	(2.5)	—	—	—	62.3	64.3	(2.0)	—	—	—
Mexico	13.5	14.5	(6.8)	8.3	9.2	(9.8)	8.3	9.2	(9.8)	0.1	0.1	2.3	61.9	63.9	(2.0)	0.4	0.4	—

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted in-market sales volume share
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%